Exhibit 24

SUBSTITUTE POWER OF ATTORNEY

Under the terms of several powers of attorney previously filed with the U.S. Securities and Exchange Commission (the "Powers of Attorney"), the undersigned, Andrew J. Novak, was appointed attorney-in-fact for the following directors of Novan, Inc. (the "Company") to execute Section 16 filings for and on behalf of such directors and to do and perform any and all acts for and on behalf of such directors which may be necessary or desirable to complete and execute any such Form 3, 4, or 5.

W. Kent Geer
Robert J. Keegan
John Palmour
Machelle Sanders

In accordance with the authority granted under the Powers of Attorney, including the power of substitution, the undersigned hereby appoints each of John M. Gay and James R. Jolley as substitute attorneys-in-fact, on behalf of each of the above-named individuals, each with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Powers of Attorney. This Substitute Power of Attorney shall not revoke the powers granted to the undersigned in any Power of Attorney.

By their signatures as attorneys-in-fact to this Substitute Power of Attorney, John M. Gay and James R. Jolley accept such appointment and agree to assume from the undersigned any and all duties and responsibilities attendant to their capacity as attorneys-in-fact.

Date: May 4, 2021

By:  /s/ Andrew J. Novak
Name: Andrew J. Novak
Title: Attorney-in-Fact

WE ACCEPT THIS APPOINTMENT AND SUBSTITUTION:

/s/ John M. Gay
John M. Gay

/s/ James R. Jolley
James R. Jolley